Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement (Form S-8) pertaining to the Whole Foods Market Growing Your Future 401(k) Plan of our report dated November 21, 2000, with respect to the consolidated balance sheets of Whole Foods Market, Inc. and subsidiaries as of September 24, 2000, and September 26, 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three fiscal-year period ended September 24, 2000, which report appears in the September 24, 2000 annual report on Form 10-K of Whole Foods Market, Inc.



                                                    /s/ KPMG LLP
                                                    ------------
                                                    KPMG LLP

Austin, Texas
June 24, 2002